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                                                                    EXHIBIT 99.1

             Solopoint.com announces plans to wind down operations

Los Gatos, CA - November 22, 2000 - solopoint.com, inc. (OTC: SLPTC), a provider of advanced online marketing technologies and communications services for the broadband market, announced today that it will begin the orderly wind down of its operations. In addition, it announced the layoff of 11 of its 13 employees. The company plans to surrender its assets, including inventory, equipment, and intellectual property to its secured creditors.

The announcement came after a lengthy and exhaustive effort to both raise capital, dating back to mid summer, and more recently, to sell the company outright. The company retained several advisors to assist in this effort and contacted over 200 financial and strategic prospects. The company obtained a $250,000 bridge loan from InveStar Capital to provide more time to examine all options and reduced operating expenses as was reasonable to conserve cash. In the end, however, these efforts were insufficient as no party was prepared to provide capital or acquire the company. No recovery to general unsecured creditors or shareholders is anticipated.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934 that involve risks and uncertainties that could cause solopoint.com's actual results to differ materially from those contained in such forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Many of the statements set forth in this press release are subject to the risks and uncertainties discussed below and in solopoint.com's registration statement on Form S-1 and its periodic reports as filed with the Securities and Exchange Commission. Solopoint.com may not be able to find qualified buyers for its assets at prices necessary to generate cash to satisfy its current and future obligations. Furthermore, because many of solopoint.com's assets, particularly its intellectual property, will decline in value over time, solopoint.com may not be able to consummate the sale of these assets in time to generate meaningful value. In addition, solopoint.com may not be able to negotiate the orderly wind down of its obligations to creditors. As a result of these and other risks, solopoint.com may not be able to generate meaningful cash, or any cash, which could be returned to its shareholders, and the timing of any distribution is uncertain at this time. Solopoint.com does not undertake any obligations to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.